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                                                                   EXHIBIT 2.1.1

(2)     ARTICLES OF INCORPORATION AND BYLAWS

        2.1     ARTICLES OF INCORPORATION AND AMENDMENTS THERETO

                2.1.1   Articles of Incorporation

                            ARTICLES OF INCORPORATION

                                       OF

                               HYPERBARIC SYSTEMS

                One:    The name of this corporation is:

                                HyperBaric Systems

                Two:    The purpose of this corporation is to engage in any
lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                Three: The name and address in the State of California of this corporation's initial agent for service of process is:

                                Mary T. Hernandez
                                1683 - 41st Avenue
                                San Francisco, California 94122

                Four:   The corporation is authorized to issue only one class of
shares of stock; and the total number of shares which this corporation is authorized to issue is five million.

                Five:   The liability of the directors of the corporation for
monetary damages shall be eliminated to the fullest extent permissible under California law.

                Six:    The corporation is authorized to indemnify the directors
and officers of the corporation to the fullest extent permissible under California law.

DATE:      February 26, 1998

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                                        Mary Hernandez, Incorporator